NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX REPORTS THIRD QUARTER RESULTS

MANSFIELD, MASSACHUSETTS, October 22, 2004... Helix Technology Corporation (Nasdaq: HELX) today announced results for the third quarter ended October 1, 2004. Net income for the quarter was $5.8 million, or $0.22 per diluted share, compared with a net loss of $9.1 million, or $(0.35) per diluted share, for the third quarter of 2003. Net income for the 2004 quarter was positively impacted by a $0.04 per diluted share adjustment in our tax provision due to a substantially lowered estimated full-year tax rate. Sales for the third quarter of 2004 were $40.4 million, compared with $26.0 million a year ago.

Net income for the nine months ended October 1, 2004, was $16.8 million, or $0.64 per diluted share, compared with a net loss of $11.9 million or $(0.46) per diluted share, for 2003. Sales for the nine-month period were $124.8 million in 2004 versus $74.2 million in 2003.

Commenting on the third quarter, Helix President and Chief Executive Officer, Robert J. Lepofsky, said, "While revenues were constrained by the recent softening in the semiconductor capital equipment market, we are pleased with our strong third quarter gross margin, operating income and balance sheet performance. These results are reflective of the strength of our business model and our ability to quickly adjust to changing market conditions. Despite short-term uncertainty, we continue to have confidence in our strategic direction. Customers throughout the world recognize the value inherent in the newer product and service support offerings which are at the foundation of our longer-term growth prospects."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

Continued on Page 2

HELIX REPORTS THIRD QUARTER RESULTS
CONSOLIDATED STATEMENTS OF OPERATIONS

	Third Quarter		Nine Months
	(unaudited)		(unaudited)
(in thousands except per share amounts)	2004	2003	2004	2003

Net Sales	$40,353	$25,973	$124,753	$74,151
Costs and expenses:
Cost of sales	24,130	17,133	74,672	49,966
Research and development	2,730	2,333	7,842	7,563
Selling, general, and administrative	8,883	7,577	26,084	22,942

	35,743	27,043	108,598	80,471
Operating income (loss)	4,610	(1,070)	16,155	(6,320)
Joint venture income	774	161	2,229	760
Interest and other income	256	229	692	696

Income (loss) before taxes	5,640	(680)	19,076	(4,864)
Income tax (benefit) provision	(129)	8,424	2,289	7,065

Net income (loss)	$5,769	$(9,104)	$16,787	$(11,929)

Net income (loss) per common share:
Basic	$0.22	$(0.35)	$0.64	$(0.46)

Diluted	$0.22	$(0.35)	$0.64	$(0.46)

Number of shares used in per share calculations:
Basic	26,112	26,099	26,109	26,099
Diluted	26,165	26,099	26,194	26,099

SUMMARY BALANCE SHEETS

	(unaudited)	(audited)
(in thousands)	10/01/04	12/31/03

Assets
Cash, cash equivalents, and investments	$76,469	$67,387
Accounts receivable	24,796	21,033
Inventories	20,728	22,032
Other current assets	3,215	1,934
Fixed and other assets	32,777	33,604

Total Assets	$157,985	$145,990

Liabilities and Stockholders' Equity
Total liabilities	$25,845	$27,184
Stockholders' equity	132,140	118,806

Total Liabilities and Stockholders' Equity	$157,985	$145,990

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.